Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the First Quarter of 2020

SACRAMENTO, California, April 17, 2020 / GLOBE NEWSWIRE—Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.456 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced financial results for the quarter ended March 31, 2020. Net income for the quarter ended March 31, 2020 was $916 thousand or $0.05 per share – diluted, compared with net income of $2.3 million or $0.13 per share – diluted for the same period of 2019.

Significant Items for the first quarter of 2020:

●	$2.9 million provision for loan and lease losses.
●	$1.1 million in non-recurring costs.
●	1,351,922 shares of common stock repurchased.
●	Initial impact of COVID-19.

Randall S. Eslick, President and CEO commented: “The current health crisis has changed our world and is impacting our company in many ways. Our employees need physical protection and work schedule flexibility, our borrowers need credit accommodation and everyone needs a little compassion. In response, we have taken many varied actions to assist borrowers, depositors, employees and our communities. Our company is stronger for these efforts and over the coming weeks and months we will continue to respond to needs and challenges as they arise.”

Financial highlights for the first quarter of 2020 compared to the same quarter a year ago:

●

Net income of $916 thousand was a decrease of $1.4 million (60%) from $2.3 million earned during the same period in the prior year. Earnings of $0.05 per share – diluted was a decrease of $0.08 (62%) from $0.13 per share – diluted earned during the same period in the prior year and reflects the impact of the following:

o	$2.9 million provision for loan and lease losses for the current quarter.
o	$1.1 million in non-recurring costs for the current quarter associated with the termination of a technology management services contract and a previously announced severance agreement.
o	$1.9 million in non-recurring costs recorded during the same period a year ago associated with our January 31, 2019 acquisition of Merchants Holding Company in Sacramento (“Merchants”).
●	Net interest income decreased $18 thousand (less than 1%) to $13.0 million compared to $13.0 million for the same period in the prior year.
●	Net interest margin declined to 3.86% compared to 3.94% for the same period in the prior year.
●	Return on average assets decreased to 0.25% compared to 0.66% for the same period in the prior year.
●	Return on average equity decreased to 2.14% compared to 6.12% for the same period in the prior year.
●	Average loans totaled $1.034 billion, an increase of $40 million (4%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.353 billion, an increase of $16 million (1%) compared to average earning assets for the same period in the prior year.
●	Average deposits totaled $1.245 billion, an increase of $21 million (2%) compared to average deposits for the same period in the prior year.
o	Average non-maturing deposits totaled $1.097 billion, an increase of $41 million (4%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $147.2 million, a decrease of $20.2 million (12%) compared to same period in the prior year.
●	The Company’s efficiency ratio was 70.5% compared to 77.7% during the same period in the prior year.
o	The Company’s efficiency ratio of 70.5% for the first quarter of 2020 included $1.1 million in non-recurring costs. The efficiency ratio excluding these costs was 62.5%.
o	The Company’s efficiency ratio of 77.7% for the first quarter of 2019 included $1.9 million in non-recurring acquisition costs. The efficiency ratio excluding these non-recurring costs was 64.0%
●

Nonperforming assets at March 31, 2020 totaled $5.3 million or 0.36% of total assets, a decrease of $9.3 million (64%) since March 31, 2019. The decrease in nonperforming assets results from one $10.9 million commercial real estate loan which was placed in nonaccrual status in the first quarter and sold in the fourth quarter of 2019.

●	Book value per common share was $9.86 at March 31, 2020 compared to $8.90 at March 31, 2019.
●	Tangible book value per common share was $8.89 at March 31, 2020 compared to $7.96 at March 31, 2019.

Financial highlights for the first quarter of 2020 compared to prior quarter:

●

Net income of $916 thousand ($0.05 per share – diluted) was a decrease of $3.5 million (79%) from $4.4 million ($0.24 per share – diluted) earned during the prior quarter and reflects the impact of the following:

o	$2.9 million provision for loan and lease losses for the current quarter.
o	$1.1 million in non-recurring costs for the current quarter associated with the termination of a technology management services contract and a previously announced severance agreement.
●	Net interest income decreased $328 thousand (2%) to $13.0 million compared to $13.3 million for the prior quarter.
●	Net interest margin improved to 3.86% compared to 3.80% for the prior quarter.
●	Return on average assets decreased to 0.25% compared to 1.16% for the prior quarter.
●	Return on average equity decreased to 2.14% compared to 10.06% for the prior quarter.
●	Average loans totaled $1.034 billion, an increase of $2 million (1% annualized) compared to average loans for the prior quarter.

●	Average earning assets totaled $1.353 billion, a decrease of $37 million (11% annualized) compared the prior quarter.
●	Average deposits totaled $1.245 billion, a decrease of $38 million (12% annualized) compared the prior quarter.
o	Average non-maturing deposits totaled $1.097 billion, a decrease of $32 million (11% annualized) compared to the prior quarter.
o	Average certificates of deposit totaled $147.2 million, a decrease of $6.0 million (16% annualized) compared to the prior quarter.
●	The Company’s efficiency ratio was 70.5% compared to 58.7% for the prior quarter.
o	The Company’s efficiency ratio of 70.5% for the first quarter of 2020 included $1.1 million in non-recurring costs. The efficiency ratio excluding these costs was 62.5%.
●	Nonperforming assets at March 31, 2020 totaled $5.3 million or 0.36% of total assets, a decrease of $400 thousand (28% annualized) since December 31, 2019.
●	Book value per common share was $9.86 at March 31, 2020 compared to $9.62 at December 31, 2019.
●	Tangible book value per common share was $8.89 at March 31, 2020 compared to $8.71 at December 31, 2019.

Subsequent impacts of COVID-19:

●

We are participating in the federal Paycheck Protection Program (“PPP”) administered through the Small Business Administration (“SBA”). We expect to utilize liquidity provided by the Federal Reserve to fund the program. Through April 13, 2020, we had received approximately 580 loan applications for approximately $186 million and we have now stopped accepting applications. We do not expect that the growth in our assets resulting from the PPP will impact our regulatory capital ratios.

●

We have not experienced any unusual pressure on our deposit balances or on our liquidity position as a result of COVID-19. Should this change, in addition to our primary sources of liquidity, the Bank has credit arrangements as disclosed in our 2019 Form 10-K that provide secondary funding sources that totaled $517.8 million.

●	At March 31, 2019 our workforce totaled 216 employees of which 105 are working remotely.
●	All of our branch offices remain open, although they are operating under a reduced schedule.

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in lending tied to real estate exposes us to the adverse effects of material increases in interest rates, declines in the general economy, tightening credit markets or declines in real estate values; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(amounts in thousands except per share data)

	For The Three Months Ended
Net income, average assets and	March 31,		December 31,
average shareholders' equity	2020	2019	2019
Net income	$916	$2,306	$4,369
Average total assets	$1,454,019	$1,425,860	$1,492,643
Average total earning assets	$1,353,098	$1,337,006	$1,390,446
Average shareholders' equity	$172,120	$152,705	$172,385

Selected performance ratios
Return on average assets	0.25%	0.66%	1.16%
Return on average equity	2.14%	6.12%	10.06%
Efficiency ratio	70.5%	77.7%	58.7%

Share and per share amounts
Weighted average shares - basic (1)	17,695	17,489	18,068
Weighted average shares - diluted (1)	17,747	17,552	18,150
Earnings per share - basic	$0.05	$0.13	$0.24
Earnings per share - diluted	$0.05	$0.13	$0.24

	At March 31,		At December 31,
Share and per share amounts	2020	2019	2019
Common shares outstanding (2)	16,796	18,213	18,137
Book value per common share (2)	$9.86	$8.90	$9.62
Tangible book value per common share (2)(3)	$8.89	$7.96	$8.71

Capital ratios (4)
Bank of Commerce Holdings
Common equity tier 1 capital ratio	12.02%	12.40%	13.19%
Tier 1 capital ratio	12.85%	13.25%	14.04%
Total capital ratio	14.93%	15.19%	15.97%
Tier 1 leverage ratio	10.78%	11.05%	11.30%
Tangible common equity ratio (5)	10.38%	9.97%	10.80%

Merchants Bank of Commerce
Common equity tier 1 capital ratio	13.66%	13.98%	14.39%
Tier 1 capital ratio	13.66%	13.98%	14.39%
Total capital ratio	14.91%	15.08%	15.48%
Tier 1 leverage ratio	11.45%	11.66%	11.58%

(1) Excludes unvested restricted shares issued in accordance with the Company's equity incentive plan, as they are non-participative in dividends or voting rights.
(2) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.

(3) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

(4) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject.

(5) Management believes the tangible common equity ratio is a useful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability of the Company to absorb potential losses. The tangible common equity ratio is calculated as total shareholders' equity less goodwill and core deposit intangible, net divided by total assets less goodwill and core deposit intangible, net.

BALANCE SHEET OVERVIEW

As of March 31, 2020, the Company had total consolidated assets of $1.456 billion, gross loans of $1.052 billion, allowance for loan and lease losses (“ALLL”) of $15 million, total deposits of $1.242 billion, and shareholders’ equity of $166 million.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2019	Total
Commercial	$138,870	13%	$149,575	14%	$(10,705)	(7)%	$141,197	14%
Real estate - construction and land development	34,394	3	30,335	3	4,059	13%	26,830	3
Real estate - commercial non-owner occupied	514,052	49	477,798	47	36,254	8%	493,920	48
Real estate - commercial owner occupied	217,319	21	200,349	19	16,970	8%	218,833	21
Real estate - residential - ITIN	31,998	3	36,145	3	(4,147)	(11)%	33,039	3
Real estate - residential - 1-4 family mortgage	62,533	6	68,092	7	(5,559)	(8)%	63,661	6
Real estate - residential - equity lines	23,158	2	26,162	3	(3,004)	(11)%	22,099	2
Consumer and other	29,921	3	46,150	4	(16,229)	(35)%	33,324	3
Gross loans	1,052,245	100%	1,034,606	100%	17,639	2%	1,032,903	100%
Deferred fees and costs	2,129		1,992		137		2,162
Loans, net of deferred fees and costs	1,054,374		1,036,598		17,776		1,035,065
Allowance for loan and lease losses	(15,067)		(12,242)		(2,825)		(12,231)
Net loans	$1,039,307		$1,024,356		$14,951		$1,022,834

Average loans during the quarter	$1,033,689		$993,261		$40,428	4%	$1,031,702
Average yield on loans during the quarter	4.80%		4.91%		(0.11)		4.86%
Average yield on loans during the year	4.80%		4.91%		(0.11)		4.95%

The Company recorded gross loan balances of $1.052 billion at March 31, 2020, compared with $1.035 billion and $1.033 billion at March 31, 2019 and December 31, 2019, respectively, an increase of $18 million and $19 million, respectively.

The average yield on loans during the quarter was 4.80% compared to 4.91% and 4.86% for the quarters ended March 31, 2019 and December 31, 2019, respectively.

Gross loan balances in the table above include a net fair value discount for loans acquired from Merchants of $1.5 million, $1.7 million and $2.3 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively. We recorded $163 thousand $188 thousand and $48 thousand in accretion of the discount for these loans during the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

TABLE 3
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2019	Total
Cash and due from banks	$21,127	6%	$32,104	9%	$(10,977)	(34)%	$21,338	6%
Interest-bearing deposits in other banks	22,813	7	30,425	9	(7,612)	(25)%	59,266	16
Total cash and cash equivalents	43,940	13	62,529	18	(18,589)	(30)%	80,604	22

Investment securities:
U.S. government and agencies	36,043	11	46,451	13	(10,408)	(22)%	38,733	11
Obligations of state and political subdivisions	63,263	19	48,935	14	14,328	29%	42,098	11
Residential mortgage backed securities and collateralized mortgage obligations	160,439	50	171,814	47	(11,375)	(7)%	180,835	49
Corporate securities	2,983	1	2,958	1	25	1%	2,966	1
Commercial mortgage backed securities	17,428	5	23,864	7	(6,436)	(27)%	19,307	5
Other asset backed securities	4,921	1	95	—	4,826	5,080%	3,011	1
Total investment securities - AFS	285,077	87	294,117	82	(9,040)	(3)%	286,950	78

Total cash, cash equivalents and investment securities	$329,017	100%	$356,646	100%	$(27,629)	(8)%	$367,554	100%
Average yield on interest-bearing due from banks and investment securities during the quarter - nominal	2.53%		2.83%		(0.30)		2.39%
Average yield on interest-bearing due from banks and investment securities during the quarter - tax equivalent	2.62%		2.95%		(0.33)		2.47%

As of March 31, 2020, we maintained noninterest-bearing cash positions of $21.1 million and interest-bearing deposits of $22.8 million at the Federal Reserve Bank and correspondent banks.

Investment securities totaled $285.1 million at March 31, 2020, compared with $294.1 million and $287.0 million at March 31, 2019 and December 31, 2019, respectively. During the first quarter of 2020, we repositioned a portion of the Bank’s investment securities portfolio to take advantage of widening credit spreads on municipal securities. We purchased securities with a par value of $37.9 million and weighted average yield of 2.85% and sold securities with a par value of $28.6 million and weighted average yield of 2.24%. The sales resulted in net realized gains of $84 thousand for the quarter ended March 31, 2020.

Average securities balances for the quarters ended March 31, 2020, December 31, 219 and March 31, 2019 were $272.3 million, $277.6 million and $303.5 million, respectively. Weighted average yields on securities balances for those same periods were 2.74%, 2.61% and 2.87%, respectively.

At March 31, 2020, our net unrealized gains on available-for-sale investment securities were $8.4 million compared with net unrealized losses of $701 thousand and net unrealized gains of $3.7 million at March 31, 2019 and December 31, 2019, respectively. The changes in net unrealized gains / losses on the investment securities portfolio were due to changes in market interest rates.

TABLE 4
DEPOSITS BY TYPE - UNAUDITED
(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2020	Total	2019	Total	Amount	%	2019	Total
Demand - noninterest-bearing	$419,315	34%	$385,696	31%	$33,619	9%	$432,680	34%
Demand - interest-bearing	231,276	19	241,292	19	(10,016)	(4)%	239,258	19
Money market	314,687	25	311,853	25	2,834	1%	307,559	24
Total demand	965,278	78	938,841	75	26,437	3%	979,497	77

Savings	133,552	11	139,237	11	(5,685)	(4)%	135,888	11
Total non-maturing deposits	1,098,830	89	1,078,078	86	20,752	2%	1,115,385	88

Certificates of deposit	143,557	11	170,216	14	(26,659)	(16)%	151,786	12
Total deposits	$1,242,387	100%	$1,248,294	100%	$(5,907)	0%	$1,267,171	100%

Total deposits at March 31, 2020, decreased $6 million or less than 1% to $1.242 billion compared to March 31, 2019 and decreased $25 million or 8% annualized compared to December 31, 2019. Total non-maturing deposits increased $20.8 million or 2% compared to the same date a year ago and decreased $16.6 million or 6% annualized compared to December 31, 2019. The decrease in non-maturing deposits from December 31, 2019 to March 31, 2020 was less than the seasonal declines we have experienced during the first quarter of prior years. Certificates of deposit decreased $26.7 million thousand or 16% compared to the same date a year ago and decreased $8.2 million or 22% annualized compared to December 31, 2019.

The following table presents the average cost of interest-bearing deposits, all deposits and all interest-bearing liabilities for the periods indicated.

TABLE 5
AVERAGE COST OF FUNDS - UNAUDITED
For The Three Months Ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2019	2019	2019	2019	2018	2018	2018
Interest-bearing deposits	0.53%	0.56%	0.56%	0.54%	0.49%	0.45%	0.42%	0.41%
Interest-bearing deposits and noninterest-bearing demand	0.35%	0.38%	0.38%	0.37%	0.34%	0.31%	0.29%	0.29%
All interest-bearing liabilities	0.65%	0.68%	0.68%	0.74%	0.67%	0.61%	0.64%	0.68%
All interest-bearing liabilities and noninterest-bearing demand	0.43%	0.46%	0.46%	0.52%	0.46%	0.42%	0.45%	0.50%

Stock Repurchase Program

We previously announced a program to repurchase 1.5 million common shares. During the first quarter of 2020 and the fourth quarter of 2019 we repurchased 1,351,922 and 90,501 shares of common stock, respectively. The remaining 57,577 shares under the program were repurchased during the first week of April 2020. All 1.5 million shares were repurchased at a total cost of $13.6 million including commissions, or an average of $9.11 per share.

INCOME STATEMENT OVERVIEW

TABLE 6
SUMMARY INCOME STATEMENT - UNAUDITED
(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,	Change
	2020	2019	Amount	%	2019	Amount	%
Interest income	$14,345	$14,427	$(82)	(1)%	$14,808	$(463)	(3)%
Interest expense	1,359	1,423	(64)	(4)%	1,494	(135)	(9)%
Net interest income	12,986	13,004	(18)	0%	13,314	(328)	(2)%
Provision for loan and lease losses	2,850	—	2,850	100%	—	2,850	100%
Noninterest income	892	1,057	(165)	(16)%	1,021	(129)	(13)%
Noninterest expense	9,783	10,923	(1,140)	(10)%	8,421	1,362	16%
Income before provision for income taxes	1,245	3,138	(1,893)	(60)%	5,914	(4,669)	(79)%
Provision for income taxes	329	832	(503)	(60)%	1,545	(1,216)	(79)%
Net income	$916	$2,306	$(1,390)	(60)%	$4,369	$(3,453)	(79)%

Earnings per share - basic	$0.05	$0.13	$(0.08)	(62)%	$0.24	$(0.19)	(79)%
Weighted average shares - basic	17,695	17,489	206	1%	18,068	(373)	(2)%
Earnings per share - diluted	$0.05	$0.13	$(0.08)	(62)%	$0.24	$(0.19)	(79)%
Weighted average shares - diluted	17,747	17,552	195	1%	18,150	(403)	(2)%
Dividends declared per common share	$0.05	$0.04	$0.01	25%	$0.05	$—	—%

First Quarter of 2020 Compared With First Quarter of 2019

Net income for the first quarter of 2020 decreased $1.4 million compared to the first quarter of 2019. In the current quarter, net interest income was $18 thousand lower, provision for loan and lease losses was $2.9 million higher and noninterest income was $165 thousand lower. These decreases to pre-tax income were partially offset by noninterest expense that was $1.1 million lower and income taxes that were $503 thousand lower.

Net Interest Income

Net interest income decreased $18 thousand compared to the same period a year ago.

Interest income for the first quarter of 2020 decreased $82 thousand million or 1% to $14.3 million.

●	Interest and fees on loans increased $307 thousand due to a $40.4 million increase in average loan balances partially offset by an 11 basis point decrease in the average yield on the loan portfolio.
●	Interest on investment securities decreased $298 thousand due to a $31 thousand decrease in average securities balances and a 14 basis point decrease in average yield on the securities portfolio.
●

Interest on interest-bearing deposits due from banks decreased $91 thousand due to a 116 basis point decrease in average yield that was partially offset by a $6.9 million increase in average interest-bearing deposit balances.

Interest expense for the first quarter of 2020 decreased $64 thousand or 5% to $1.4 million.

●

Interest expense on interest-bearing deposits increased $69 thousand. Average interest-bearing demand and savings deposit balances increased $8.6 million, while average certificate of deposit balances decreased $20.2 million. The average rate paid on interest-bearing deposits decreased three basis points.

●	Interest expense on FHLB borrowings decreased $55 thousand. Average FHLB borrowings were $220 thousand in the current quarter compared to $8.8 million for the same period a year ago.
●	Interest expense on other term debt decreased $55 thousand. During the second quarter of 2019, we completed the early repayment of our variable rate senior debt.
●	Interest expense on junior subordinated debentures decreased $23 thousand. The average rate paid on junior subordinated debentures decreased 93 basis points.

Provision for Loan and Lease Losses

Net loan loss charge-offs were only $14 thousand for the current quarter compared $50 thousand for the same period a year ago. As illustrated in Table 8 asset quality metrics improved during the three months ended March 31, 2020 when compared to the same period a year ago. However, based on our analysis of the potential economic effects of the COVID-19 we recorded a provision for loan and lease losses of $2.9 million for the first quarter of 2020. There was no provision for loan and lease losses in the first quarter of 2019. A discussion of our provision is provided following Table 8 below.

Noninterest Income

Noninterest income for the three months ended March 31, 2020 decreased $165 thousand compared to the first quarter for 2019. The decrease was primarily due to a $132 thousand loss on disposal of ATM equipment which is included in “other noninterest income”.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2020 decreased $1.1 million compared to the same period a year previous. During the current quarter we recorded $700 thousand in non-recurring costs related to the termination of a technology management services contract and $414 thousand in non-recurring costs related to a severance agreement. The first quarter of 2019 included $1.9 million in non-recurring acquisition costs. Excluding the non-recurring costs in both periods, noninterest expense decreased $324 thousand for the three months ended March 31, 2020 compared to the same period a year previous. This decrease was primarily due to salary and benefit cost savings.

The Company’s efficiency ratio was 70.5% for the first quarter of 2020 (62.5% excluding $1.1 million in non-recurring costs). The ratio during the same period in 2019 was 77.7% (64.0% excluding $1.9 million of non-recurring costs).

Income Tax Provision

For the three months ended March 31, 2020, our income tax provision of $329 thousand on pre-tax income of $1.2 million was an effective tax rate of 26.4%. The tax provision for the first quarter of the prior year was $832 thousand on pre-tax income of $3.1 million for an effective rate of 26.5%.

First Quarter of 2020 Compared With Fourth Quarter of 2019

Net income for the first quarter of 2020 decreased $3.5 million compared to the fourth quarter of 2019. In the current quarter, net interest income was $328 thousand lower, provision for loan and lease losses was $2.9 million higher, noninterest income was $129 thousand lower and noninterest expense was $1.4 million higher. These changes were partially offset by a provision for income taxes that was $1.2 million lower.

Net Interest Income

Net interest income decreased $328 thousand over the prior quarter.

Interest income for the three months ended March 31, 2020 decreased $463 thousand or 3% to $14.3 million.

●	Interest and fees on loans decreased $305 thousand due to a 6 basis point decrease in the average yield on the loan portfolio partially offset by a $2.0 million increase in average loan balances.
●

Interest on investment securities increased $28 thousand due to a 14 basis point increase in average yield on the investment portfolio partially offset by a $5.4 million decrease in average securities balances.

●

Interest on interest-bearing deposits due from banks decreased $186 thousand due to a $34.0 million decrease in average balances and a 35 basis point decrease in the average yield on interest-bearing deposits due from banks.

Interest expense for the three months ended March 31, 2020 decreased $135 thousand or 9% to $1.4 million.

●

Interest expense on interest-bearing deposits decreased $129 thousand. Average interest-bearing demand and savings deposit balances decreased $24.1 million, while average certificates of deposit decreased $6.0 million. The average rate paid on interest-bearing deposits decreased by three basis points.

●	Interest expense on other term debt and junior subordinated debentures decreased $6 thousand.

Provision for Loan and Lease Losses

Net loan charge offs were $14 thousand in the current quarter compared to $54 thousand in the prior quarter. As illustrated in Table 8 asset quality metrics improved during the three months ended March 31, 2020 when compared to the previous quarter. However, based on our analysis of the potential economic effects of the COVID-19 we recorded a provision for loan and lease losses of $2.9 million for the first quarter of 2020. There was no provision for loan and lease losses in the prior quarter. A discussion of our provision is provided following Table 8 below.

Noninterest Income

Noninterest income for the three months ended March 31, 2020 decreased $129 thousand, the decrease was primarily due to a $132 thousand loss on disposal of ATM equipment which is included in “other noninterest income”.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2020 increased $1.4 million compared to the prior quarter. Increases in noninterest expense included:

●	$700 thousand in non-recurring costs related to the termination of a technology management services contract.
●	$414 thousand non-recurring costs related to a previously disclosed severance agreement.
●	$441 thousand in salaries and benefits.

The Company’s efficiency ratio was 70.5% for the first quarter of 2020 (62.5% excluding $1.1 million in non-recurring costs.) compared with 58.7% for the prior quarter.

Income Tax Provision

For the three months ended March 31, 2020, our income tax provision of $329 thousand on pre-tax income of $1.2 million was an effective tax rate of 26.4%. The income tax provision for the prior quarter of $1.5 million on pre-tax income of $5.9 million was an effective tax rate of 26.1%.

Earnings Per Share

Diluted earnings per share were $0.05 for the three months ended March 31, 2020 compared with diluted earnings per share of $0.13 for the same period a year ago and diluted earnings per share of $0.24 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in Table 6 presented earlier in this press release.

TABLE 7
NET INTEREST MARGIN - UNAUDITED
(amounts in thousands)

	For The Three Months Ended
	March 31, 2020			March 31, 2019			December 31, 2019
	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Net loans (2)	$1,033,689	$12,338	4.80%	$993,261	$12,031	4.91%	$1,031,702	$12,643	4.86%
Taxable securities	237,405	1,582	2.68%	253,068	1,764	2.83%	245,487	1,567	2.53%
Tax-exempt securities (3)	34,869	271	3.13%	50,454	387	3.11%	32,158	258	3.18%
Interest-bearing deposits in other banks	47,135	154	1.31%	40,223	245	2.47%	81,099	340	1.66%
Average interest-earning assets	1,353,098	14,345	4.26%	1,337,006	14,427	4.38%	1,390,446	14,808	4.23%
Cash and due from banks	21,987			21,392			24,083
Premises and equipment, net	15,753			14,581			16,049
Goodwill	11,671			7,902			11,671
Other intangible assets, net	4,701			3,970			4,890
Other assets	46,809			41,009			45,504
Average total assets	$1,454,019			$1,425,860			$1,492,643

Interest-bearing liabilities:
Interest-bearing demand	$233,375	100	0.17%	$243,376	126	0.21%	$244,276	108	0.18%
Money market	307,587	403	0.53%	293,396	289	0.40%	318,127	479	0.60%
Savings	135,504	118	0.35%	131,081	111	0.34%	138,155	128	0.37%
Certificates of deposit	147,241	464	1.27%	167,463	490	1.19%	153,223	499	1.29%
Federal Home Loan Bank of San Francisco borrowings	220	—	—%	8,778	55	2.54%	—	—	—%
Other borrowings net of unamortized debt issuance costs	9,963	184	7.43%	12,889	239	7.52%	9,952	183	7.30%
Junior subordinated debentures	10,310	90	3.51%	10,310	113	4.44%	10,310	97	3.73%
Average interest-bearing liabilities	844,200	1,359	0.65%	867,293	1,423	0.67%	874,043	1,494	0.68%
Noninterest-bearing demand	420,847			388,410			428,420
Other liabilities	16,852			17,452			17,795
Shareholders’ equity	172,120			152,705			172,385
Average liabilities and shareholders’ equity	$1,454,019			$1,425,860			$1,492,643
Net interest income and net interest margin (4)		$12,986	3.86%		$13,004	3.94%		$13,314	3.80%

(1) Interest income on loans includes deferred fees and costs of approximately $257 thousand, $181 thousand, and $224 thousand for the three months ended March 31, 2020 and 2019 and December 31, 2019, respectively.

(2) Net loans includes average nonaccrual loans of $5.5 million, $8.5 million and $11.4 million for the three months ended March 31, 2020 and 2019 and December 31, 2019, respectively.
(3) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the three months ended March 31, 2020 and 2019 and December 31, 2019 included $163 thousand, $48 thousand and $188 thousand in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by 6, 2 and 7 basis points, respectively.

(5) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

TABLE 8
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(amounts in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Beginning balance ALLL	$12,231	$12,285	$12,445	$12,242	$12,292
Provision for loan and lease losses	2,850	—	—	—	—
Loans charged-off	(169)	(174)	(319)	(659)	(348)
Loan loss recoveries	155	120	159	862	298
Ending balance ALLL	$15,067	$12,231	$12,285	$12,445	$12,242

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2020	2019	2019	2019	2019
Nonaccrual loans:
Commercial	$39	$61	$139	$194	$1,018
Real estate - commercial non-owner occupied	—	—	10,099	10,690	10,878
Real estate - commercial owner occupied	3,103	3,103	—	—	—
Real estate - residential - ITIN	1,878	2,221	2,339	2,389	2,392
Real estate - residential - 1-4 family mortgage	184	191	198	217	182
Real estate - residential - equity lines	—	—	—	—	42
Consumer and other	39	40	21	22	23
Total nonaccrual loans	5,243	5,616	12,796	13,512	14,535
Accruing troubled debt restructured loans:
Commercial	592	595	629	1,092	1,187
Real estate - commercial non-owner occupied	—	—	—	791	793
Real estate - residential - ITIN	3,891	3,957	4,072	4,300	4,342
Real estate - residential - equity lines	226	231	236	242	358
Total accruing troubled debt restructured loans	4,709	4,783	4,937	6,425	6,680

All other accruing impaired loans	—	—	—	—	—

Total impaired loans	$9,952	$10,399	$17,733	$19,937	$21,215

Gross loans outstanding at period end	$1,052,245	$1,032,903	$1,033,082	$1,036,724	$1,034,606

Impaired loans to gross loans	0.95%	1.01%	1.72%	1.92%	2.05%
Nonaccrual loans to gross loans	0.50%	0.54%	1.24%	1.30%	1.40%

Allowance for loan and lease losses as a percent of:
Gross loans	1.43%	1.18%	1.19%	1.20%	1.18%
Nonaccrual loans	287.37%	217.79%	96.01%	92.10%	84.22%
Impaired loans	151.40%	117.62%	69.28%	62.42%	57.70%

Provision for Loan and Lease Losses

We monitor credit quality and the general economic environment to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. Our review of ALLL adequacy utilizes both quantitative and qualitative factors. The quantitative analysis relies on historical loss rates which, unfortunately, are not indicative of potential losses related to a pandemic such as we are currently experiencing with COVID-19. In response to quantitative data deficiencies, we have placed greater reliance on qualitative factors (Q-Factors).

At March 31, 2020, our review of the adequacy of our allowance for loan and lease losses (ALLL) focused on our Q-Factor for “changes in international, national, regional and local conditions”. We considered concentrations of credit in industries that are more likely to be significantly impacted by the effects of COVID-19. We evaluated our C&I portfolio by NAICS code and our CRE portfolio for concentrations of tenants in higher risk industries or for loans with higher LTVs. We also completed analyses on individual borrowers who may be higher risk and utilized the most current or projected economic indicators possible. After completing this work, we significantly increased our Q-Factor for “changes in international, national, regional and local conditions”. The increase, expressed as a percent, varied from 50% to 200%.

Our ALLL methodology, adjusted for the revised Q-Factor discussed above necessitated an ALLL of $15.1 million at March 31, 2020, an increase of 23% compared to our ALLL of $12.2 million at December 31, 2019. A provision for loan and lease losses of $2.9 million was recorded during the quarter. There was no provision for loan and lease loss during the prior quarter or during the same quarter a year ago. Our ALLL as a percentage of gross loans was 1.43% as of March 31, 2020 compared to 1.18% as of March 31, 2019 and December 31, 2019.

Management believes the Company’s ALLL is adequate at March 31, 2020. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At March 31, 2020, the recorded investment in loans classified as impaired totaled $10.0 million, with a corresponding specific reserve of $318 thousand compared to impaired loans of $21.2 million with a corresponding specific reserve of $1.4 million at March 31, 2019 and impaired loans of $10.4 million, with a corresponding specific reserve of $324 thousand at December 31, 2019.

TABLE 9
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(amounts in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2020	2019	2019	2019	2019
Nonaccrual	$1,611	$1,680	$1,746	$1,828	$2,725
Accruing	4,709	4,783	4,937	6,425	6,680
Total troubled debt restructurings	$6,320	$6,463	$6,683	$8,253	$9,405

Troubled debt restructurings as a percentage of total gross loans	0.60%	0.63%	0.65%	0.80%	0.91%

There were no new troubled debt restructurings during the three months ended March 31, 2020. As of March 31, 2020, we had 97 restructured loans that qualified as troubled debt restructurings, of which 93 were performing according to their restructured terms.

TDR Guidance

On March 22, 2020, financial institution regulators released guidance in response to the COVID-19 pandemic which provided clarification on the treatment of short term loan modifications for borrowers who are, or may be, unable to meet their contractual payment obligations because of the effects of COVID-19. The guidance presented a change to the existing accounting for troubled debt restructurings (“TDR”) stating that short-term modifications made in response to COVID-19, to borrowers who are considered current, should not be considered a TDR. The guidance provided examples of short-term (six months or less) modifications including; payment deferrals, fee waivers and extensions of repayment terms. The guidance noted that institutions can presume that borrowers who were current on payments were not experiencing financial difficulties, and as such, the loans don’t meet the TDR classification criteria. The guidance also clarified that modification or deferral programs mandated by the federal or state government related to COVID-19 would not be within the scope of TDR accounting.

We are responding to the needs of our borrowers in accordance with the regulatory guidance to grant short term COVID-19 related loan modifications. Deferral periods are either 3 or 6 months determined on a case-by-case basis considering the nature of the business and the impact of COVID-19.

The following table presents approved loan modification and pending loan modification requests at March 31, 2020, none of which meet the definition of a TDR.

TABLE 10
COVID-19 LOAN MODIFICATIONS - UNAUDITED
(dollars in thousands)

	At March 31, 2020
		Commercial	Residential
	Commercial	Real Estate	Real Estate	Consumer	Total
In process	$2,613	$10,404	$—	$—	$13,017
Approved	6,649	13,580	3,271	14	23,514
Total	$9,262	$23,984	$3,271	$14	$36,531

Number of contracts in process	11	9	—	—	20
Number of contracts approved	13	19	4	1	37
Total	24	28	4	1	57

The following table presents nonperforming assets at the dates indicated.

TABLE 11
NONPERFORMING ASSETS - UNAUDITED
(amounts in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2020	2019	2019	2019	2019
Total nonaccrual loans	$5,243	$5,616	$12,796	$13,512	$14,535
90 days past due and still accruing	2	—	—	—	—
Total nonperforming loans	5,245	5,616	12,796	13,512	14,535

Other real estate owned ("OREO")	8	35	58	—	34
Total nonperforming assets	$5,253	$5,651	$12,854	$13,512	$14,569

Nonperforming loans to gross loans	0.50%	0.54%	1.24%	1.30%	1.40%
Nonperforming assets to total assets	0.36%	0.38%	0.87%	0.94%	0.99%

The following table summarizes when loans are projected to reprice by year and rate index as of March 31, 2020.

TABLE 12
LOANS BY RATE INDEX AND PROJECTED REPAYMENT - UNAUDITED
(amounts in thousands)

	At March 31, 2020
						Years 6
						Through	Beyond
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 10	Year 10	Total
Rate Index:
Fixed	$49,987	$52,031	$58,887	$53,363	$28,366	$171,005	$38,479	$452,118
Variable:
Prime	92,700	6,103	8,011	6,263	6,987	1,604	—	121,668
5 Year Treasury	30,691	62,962	79,234	72,404	92,052	50,407	—	387,750
7 Year Treasury	773	7,776	4,831	5,690	361	13,739	—	33,170
1 Year LIBOR	21,225	—	—	—	—	—	—	21,225
Other Indexes	4,088	2,924	1,799	1,737	9,913	12,067	672	33,200
Nonaccrual	572	514	498	479	456	1,850	874	5,243
Total	$200,036	$132,310	$153,260	$139,936	$138,135	$250,672	$40,025	$1,054,374

For variable rate loans, the following table summarizes those that are at or above their floor rate, and those that do not possess a contractual floor rate.

TABLE 13
LOAN FLOORS - UNAUDITED
(amounts in thousands)

	At March 31, 2020
	Loans At	Loans Above
	Floor Rate	Floor Rate	Total
Variable rate loans with floors:
Prime	$63,481	$5,280	$68,761
5 year Treasury	302,583	50,386	352,969
7 Year Treasury	33,170	—	33,170
1 Year LIBOR	—	741	741
Other Indexes	14,299	1,287	15,586
	$413,533	$57,694	471,227

Variable rate loans without floors:
Prime			52,907
5 year Treasury			34,781
7 Year Treasury			—
1 Year LIBOR			20,484
Other Indexes			17,614
			125,786
Total variable rate loans			597,013

Fixed rate loans			452,118
Nonaccrual loans			5,243
Total loans			$1,054,374

TABLE 14
UNAUDITED CONSOLIDATED
BALANCE SHEET
(amounts in thousands, except per share data)

	At March 31,		Change		At December 31,
	2020	2019	$	%	2019
Assets:
Cash and due from banks	$21,127	$32,104	$(10,977)	(34)%	$21,338
Interest-bearing deposits in other banks	22,813	30,425	(7,612)	(25)%	59,266
Total cash and cash equivalents	43,940	62,529	(18,589)	(30)%	80,604
Securities available-for-sale, at fair value	285,077	294,117	(9,040)	(3)%	286,950
Loans, net of deferred fees and costs	1,054,374	1,036,598	17,776	2%	1,035,065
Allowance for loan and lease losses	(15,067)	(12,242)	(2,825)	(23)%	(12,231)
Net loans	1,039,307	1,024,356	14,951	1%	1,022,834
Premises and equipment, net	15,452	15,391	61	—%	15,906
Other real estate owned	8	34	(26)	(76)%	35
Life insurance	23,824	23,294	530	2%	23,701
Deferred tax asset, net	3,149	6,072	(2,923)	(48)%	4,553
Goodwill	11,671	11,710	(39)	—%	11,671
Other intangible assets, net	4,618	5,384	(766)	(14)%	4,809
Other assets	28,834	28,604	230	1%	28,553
Total assets	$1,455,880	$1,471,491	$(15,611)	(1)%	$1,479,616
Liabilities and shareholders' equity:
Demand - noninterest-bearing	$419,315	$385,696	$33,619	9%	$432,680
Demand - interest-bearing	231,276	241,292	(10,016)	(4)%	239,258
Money market	314,687	311,853	2,834	1%	307,559
Savings	133,552	139,237	(5,685)	(4)%	135,888
Certificates of deposit	143,557	170,216	(26,659)	(16)%	151,786
Total deposits	1,242,387	1,248,294	(5,907)	—%	1,267,171
Term debt:
Federal Home Loan Bank of San Francisco borrowings	10,000	20,000	(10,000)	(50)%	—
Other borrowings	10,000	12,596	(2,596)	(21)%	10,000
Unamortized debt issuance costs	(31)	(79)	48	61%	(43)
Net term debt	19,969	32,517	(12,548)	(39)%	9,957

Junior subordinated debentures	10,310	10,310	—	—%	10,310
Other liabilities	17,556	18,272	(716)	(4)%	17,700
Total liabilities	1,290,222	1,309,393	(19,171)	(1)%	1,305,138
Shareholders' equity:
Common stock	59,067	71,966	(12,899)	(18)%	71,311
Retained earnings	100,644	90,626	10,018	11%	100,566
Accumulated other comprehensive income (loss), net of tax	5,947	(494)	6,441	1,304%	2,601
Total shareholders' equity	165,658	162,098	3,560	2%	174,478
Total liabilities and shareholders' equity	$1,455,880	$1,471,491	$(15,611)	(1)%	$1,479,616
Total interest-earning assets	$1,353,822	$1,361,841	$(8,019)	(1)%	$1,377,588
Shares outstanding	16,796	18,213	(1,417)	(8)%	18,137
Book value per share (1)	$9.86	$8.90	$0.96	11%	$9.62
Tangible book value per share (1)	$8.89	$7.96	$0.93	12%	$8.71

(1)  Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

TABLE 15
UNAUDITED
INCOME STATEMENT
(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2020	2019	$	%	2019
Interest income:
Interest and fees on loans	$12,338	$12,031	$307	3%	$12,643
Interest on taxable securities	1,582	1,764	(182)	(10)%	1,567
Interest on tax-exempt securities	271	387	(116)	(30)%	258
Interest on interest-bearing deposits in other banks	154	245	(91)	(37)%	340
Total interest income	14,345	14,427	(82)	(1)%	14,808
Interest expense:
Interest on demand deposits	100	126	(26)	(21)%	108
Interest on money market	403	289	114	39%	479
Interest on savings	118	111	7	6%	128
Interest on certificates of deposit	464	490	(26)	(5)%	499
Interest on Federal Home Loan Bank of San Francisco borrowings	—	55	(55)	(100)%	—
Interest on other borrowings	184	239	(55)	(23)%	183
Interest on junior subordinated debentures	90	113	(23)	(20)%	97
Total interest expense	1,359	1,423	(64)	(4)%	1,494
Net interest income	12,986	13,004	(18)	—%	13,314
Provision for loan and lease losses	2,850	—	2,850	100%	—
Net interest income after provision for loan and lease losses	10,136	13,004	(2,868)	(22)%	13,314
Noninterest income:
Service charges on deposit accounts	169	168	1	1%	198
ATM and point of sale fees	268	265	3	1%	282
Payroll and benefit processing fees	170	171	(1)	(1)%	183
Life insurance	123	129	(6)	(5)%	126
Gain on investment securities, net	84	92	(8)	(9)%	49
Federal Home Loan Bank of San Francisco dividends	130	121	9	7%	131
(Loss) gain on sale of OREO	(23)	23	(46)	(200)%	21
Other (loss) income	(29)	88	(117)	(133)%	31
Total noninterest income	892	1,057	(165)	(16)%	1,021

TABLE 15 - CONTINUED
UNAUDITED
INCOME STATEMENT
(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2020	2019	$	%	2019
Noninterest expense:
Salaries and related benefits	5,887	5,729	158	3%	4,924
Premises and equipment	854	975	(121)	(12)%	916
Federal Deposit Insurance Corporation insurance premium	36	100	(64)	(64)%	—
Data processing	531	576	(45)	(8)%	739
Professional services	334	303	31	10%	309
Telecommunications	171	173	(2)	(1)%	190
Acquisition and merger	—	1,930	(1,930)	(100)%	—
Other expenses	1,970	1,137	833	73%	1,343
Total noninterest expense	9,783	10,923	(1,140)	(10)%	8,421
Income before provision for income taxes	1,245	3,138	(1,893)	(60)%	5,914
Provision for income taxes	329	832	(503)	(60)%	1,545
Net income	$916	$2,306	$(1,390)	(60)%	$4,369

Earnings per share - basic	$0.05	$0.13	$(0.08)	(62)%	$0.24
Weighted average shares - basic	17,695	17,489	206	1%	18,068
Earnings per share - diluted	$0.05	$0.13	$(0.08)	(62)%	$0.24
Weighted average shares - diluted	17,747	17,552	195	1%	18,150

TABLE 16
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(amounts in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Earning assets:
Loans	$1,033,689	$1,031,702	$1,029,534	$1,028,187	$993,261
Taxable securities	237,405	245,487	238,601	249,907	253,068
Tax-exempt securities	34,869	32,158	32,974	39,501	50,454
Interest-bearing deposits in other banks	47,135	81,099	58,897	35,605	40,223
Total earning assets	1,353,098	1,390,446	1,360,006	1,353,200	1,337,006

Cash and due from banks	21,987	24,083	23,822	21,942	21,392
Premises and equipment, net	15,753	16,049	15,922	15,819	14,581
Goodwill	11,671	11,671	11,686	11,720	7,902
Other intangible assets, net	4,701	4,890	5,083	5,275	3,970
Other assets	46,809	45,504	45,925	42,769	41,009
Total assets	$1,454,019	$1,492,643	$1,462,444	$1,450,725	$1,425,860

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$420,847	$428,420	$405,853	$379,173	$388,410
Demand - interest-bearing	233,375	244,276	243,553	238,840	243,376
Money market	307,587	318,127	309,188	296,326	293,396
Savings	135,504	138,155	138,296	139,307	131,081
Certificates of deposit	147,241	153,223	157,620	164,084	167,463
Total deposits	1,244,554	1,282,201	1,254,510	1,217,730	1,223,726

Federal Home Loan Bank of San Francisco borrowings	220	—	—	30,000	8,778
Other borrowings net of unamortized debt issuance costs	9,963	9,952	9,942	10,841	12,889
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,852	17,795	18,074	18,246	17,452
Total liabilities	1,281,899	1,320,258	1,292,836	1,287,127	1,273,155

Shareholders' equity	172,120	172,385	169,608	163,598	152,705
Liabilities & shareholders' equity	$1,454,019	$1,492,643	$1,462,444	$1,450,725	$1,425,860

TABLE 17
UNAUDITED CONDENSED CONSOLIDATED
YEAR TO DATE AVERAGE BALANCE SHEETS
(amounts in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2020	2019	2019	2018	2017
Earning assets:
Loans	$1,033,689	$993,261	$1,020,801	$915,360	$818,119
Taxable securities	237,405	253,068	246,723	207,407	165,333
Tax-exempt securities	34,869	50,454	38,706	50,330	74,231
Interest-bearing deposits in other banks	47,135	40,223	54,095	47,038	66,872
Total earning assets	1,353,098	1,337,006	1,360,325	1,220,135	1,124,555

Cash and due from banks	21,987	21,392	22,806	20,468	18,301
Premises and equipment, net	15,753	14,581	15,598	13,952	15,567
Goodwill	11,671	7,902	10,758	665	665
Other intangible assets, net	4,701	3,970	4,807	1,252	1,471
Other assets	46,809	41,009	43,818	32,369	37,692
Total assets	$1,454,019	$1,425,860	$1,458,112	$1,288,841	$1,198,251

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$420,847	$388,410	$400,588	$332,197	$289,735
Demand - interest-bearing	233,375	243,376	242,516	238,328	209,792
Money market	307,587	293,396	304,340	250,685	224,913
Savings	135,504	131,081	136,733	109,025	111,376
Certificates of deposit	147,241	167,463	160,550	168,183	205,648
Total deposits	1,244,554	1,223,726	1,244,727	1,098,418	1,041,464

Federal Home Loan Bank of San Francisco borrowings	220	8,778	9,644	22,466	302
Other borrowings net of unamortized debt issuance costs	9,963	12,889	10,895	15,143	17,981
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,852	17,452	17,894	12,286	12,293
Total liabilities	1,281,899	1,273,155	1,293,470	1,158,623	1,082,350

Shareholders' equity	172,120	152,705	164,642	130,218	115,901
Liabilities & shareholders' equity	$1,454,019	$1,425,860	$1,458,112	$1,288,841	$1,198,251

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California from Sacramento to Yreka along the Interstate 5 corridor. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959